Exhibit 10.8

IBASIS, INC.

SECTION 409A POLICIES AND PROCEDURES

THESE POLICIES AND PROCEDURES apply to and amend all plans, agreements and arrangements by and between iBasis, Inc. (the “Corporation”) and any employee that are or could be subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), which have not previously been amended to comply with Section 409A in a manner that conflicts with the provisions herein (collectively, the “Agreements”). These policies and procedures are made by the undersigned pursuant to authority delegated by the Compensation Committee of the Board of Directors of the Corporation, effective as of December 31, 2008.

WITNESSETH THAT:

1.                                      Specified Employees. All employees who are identified by the Corporation as officers under Section 16 of the Securities Exchange Act of 1934 or as corporate officers, including all employees who are at the level of vice president and above, at any time during the twelve-month period ending on December 31st of any year (the “Identification Date”) shall be treated for the twelve-month period beginning on the Identification Date as “Specified Employees,” as that term is used in Section 409A, for purposes of all Agreements.

2.                                      Six-Month Delay. Notwithstanding any other provision in any Agreement, if an employee is a Specified Employee at the time of his or her separation from service, no amount that is subject to Section 409A and that becomes payable by reason of such separation from service shall be paid to such employee before the earlier of (i) the expiration of the six-month period measured from the date of such employee’s separation from service, and (ii) the date of such employee’s death. The required delay in payment shall be met by accumulating payments to which a Specified Employee would otherwise be entitled during the first six months following the date of separation from service and paying such accumulated amount with interest at the short-term applicable federal rate during the first payroll period of the seventh month following the date of separation from service.

3.                                      Severance Benefits. It is intended that the severance benefits set forth in the Employment Agreements with Ofer Gneezy, Gordon VanderBrug and the letter agreements with Richard Tennant, Paul Floyd, Mark Flynn, Edwin van Ierland, Jayesh Patel, Tamah Rosker, Mark Saponar, Ajay Joseph, Maureen Donnelly, Kyle R. Hofmann, Brad Guth, Mike Crimmins, Tony Bloom, Patrick Meijer, Hong Guo, Joe Essex and Gert-Jan Huizer (each, a “Severance Arrangement” and collectively, the “Severance Arrangements”) shall be exempt from Section 409A as a “short-term deferral” as described in Treasury Regulation Section 1.409A-1(b)(4), and if any such Severance Arrangement does not so qualify as a “short-term deferral,” then as separation pay due solely to an involuntary separation from service as described in Treasury Regulation Section 1..409A-1(b)(9)(iii). The Severance Arrangements shall be interpreted consistent with this intention.

4.                                      Good Reason. The term “good reason” for purposes of a Severance Arrangement means (a) each condition listed therein as good reason, if any; provided, however, that any failure to meet a requirement under a Severance Arrangement must be material to constitute good reason and (b) each of the following events:

(1)                                  a material diminution in the employee’s base compensation (including base salary and target annual incentive opportunity);

(2)                                  a material diminution in the employee’s authority, duties, or responsibilities;

(3)                                  a relocation of the Corporation’s principal office, or the employee’s office as assigned by the Corporation if at another location, to a location that is more than 50 miles from the current location of such office; or

(4)                                  any other action or inaction that constitutes a material breach of the terms of the Severance Arrangement.

To qualify as “good reason,” the employee must provide notice of the existence of the good reason condition within a period not to exceed 90 days of its initial existence, and the Corporation must be provided a period of at least 30 days during which it may remedy the good reason condition. An employee subject to a Severance Arrangement shall only be entitled to receive severance benefits on account of “good reason” under a Severance Arrangement upon complying with the rules and procedures in this Paragraph 4.

5.                                      Separation from Service. A termination of employment shall be deemed to occur only if it is a “separation from service” within the meaning of Code Section 409A, and references to “termination,” “termination of employment,” or like terms shall mean a “separation from service.” A separation from service shall be deemed to occur if it is anticipated that the level of services an employee will perform after a certain date (whether as an employee or as an independent contractor) will permanently decrease to no more than twenty percent (20%) of the average level of services provided by the employee in the immediately preceding thirty-six (36) months.

6.                                      Payment Date Generally. Any payment to be made by the Corporation upon a specific date or event shall be made (i) no earlier than thirty (30) days prior to the date or event, and (ii) no later than the close of the employee’s taxable year that includes the date or event or, if later, by the 15th day of the third calendar month following the date or event. The employee shall not be permitted, directly or indirectly, to designate the taxable year of the payment. For purposes of any annual bonus to be paid by the Corporation, the payment date shall be March 15th of the calendar year immediately following completion of the performance period.

7.                                      Reimbursement of Expenses or In-Kind Benefits. Reimbursements of expenses and in-kind benefits shall be treated as follows: (i) the amount of such expenses eligible for reimbursement or in-kind benefits provided in any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits provided in any other taxable year, except as otherwise allowed by Section 409A; (ii) any reimbursement shall be made on or before the last day of the calendar year following the calendar year in which the expenses to be reimbursed were incurred; and (iii) no right to reimbursement or in-kind benefits may be liquidated or exchanged for another benefit.

8.                                      Timing of Release. Any payments contingent upon the execution of a release after an employee’s separation from service shall be payable only if the employee executes and delivers the Corporation’s release (and any revocation period expires) within thirty calendar days after his or her separation from service Such amounts shall not become payable until thirty days after the separation from service, regardless of when the release is returned to the Corporation, provided, however, that payment shall be deferred as required under Paragraph 2 above in the case of a Specified Employee.

9.                                      Change in Control. Notwithstanding anything to the contrary in the Agreements, in no event shall the Corporation make a payment of deferred compensation that is subject to Section 409A on account of a change in control unless such event qualifies as a “change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation” within the meaning of Treasury Regulation Section 1.409A-3(i)(5).

10.                               Stock Rights. It is intended that the grant of any non-statutory stock option or stock appreciation right (each, a “Stock Right” and collectively, the “Stock Rights”) under the iBasis, Inc. 2007 Stock Plan or any other Arrangement shall be exempt from Section 409A under Treasury Regulation Section 1.409A-1(b)(5)(i)(A) or (B). As such, Stock Rights shall only be provided to employees with an exercise price at least equal to fair market value of the Corporation’s common stock on the grant date, and any modification, adjustment, extension, substitution or assumption of Stock Rights after the grant date shall only be made in a manner that does not result in a deferral of compensation under Section 409A.

11.                               Correction Procedure. If an operational failure occurs with respect to any requirement under Section 409A, the Corporation shall require any affected employee or beneficiary to fully cooperate with the Corporation to correct the failure, to the extent possible, in accordance with any correction procedure established by the U.S. Internal Revenue Service. Payments made to an employee in error shall be returned to the Corporation and do not create a legally binding right to such payments.

12.                               Service Providers. References to “employee” in this policy shall be deemed to include any other “service provider,” as defined in Section 409A.

13.                               Payments. Each payment and benefit payable under the Agreements is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

*     *     *     *     *

IN WITNESS WHEREOF, this Amendment to the Agreements is adopted on the              day of December, 2008.

iBasis, Inc.

By:	/s/ Ofer Gneezy
Ofer Gneezy

Chief Executive Officer